Exhibit 99.1
Feb. 15, 2008
DTE Energy announces preliminary 2007 earnings; schedules year end conference call
     DETROIT — DTE Energy (NYSE:DTE) today announced that it expects full year 2007 operating earnings of at least $2.70 per share excluding synthetic fuel, exceeding its previous guidance of $2.50 to $2.65 per share, due to solid performance in the company’s utility and non-utility businesses.
     Specifically, the company expects Detroit Edison’s 2007 operating earnings to exceed its prior guidance range of $300 million to $310 million due primarily to lower operation and maintenance expenses in the fourth quarter, as well as a slightly better-than-expected local economy.
     In addition, DTE Energy expects operating earnings from its non-utility businesses to exceed prior guidance primarily due to strong Power & Industrial and Gas Midstream performance.
     DTE Energy plans to announce its full year 2007 earnings after market close Thursday, Feb. 21. DTE Energy will conduct a conference call to discuss earnings results at 9 a.m. EST Friday, Feb. 22.
     Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers are (877) 852-6581 or (719) 325-4759. There is no passcode. An audio replay of the call will be available from approximately 1 p.m. Feb. 22 to March 7. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 4209041. The webcast also will be archived on the DTE Energy website at www.dteenergy.com/investors.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     Use of Operating Earnings Information — In this release, DTE Energy discusses 2007 operating earnings guidance. It is likely that certain items that impact the company’s 2007 reported results will be excluded from operating results. Reconciliations to the comparable 2007 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

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     The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations, and the negotiation and impacts of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; amounts of uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2006 Form 10-K and 2007 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
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For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts — for further information:

Dan Miner	Lisa Muschong
(313) 235-5525	(313) 235-8505